[ON LETTERHEAD OF CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS, INC.]





                                Letter of Intent

         This is a Letter of Intent (this "Letter") entered into as of this 24th day of July, 2002, by and among CGI Group Inc., a corporation organized under the laws of the Province of Quebec ("CGI"), INSpire Insurance Solutions, Inc., a corporation organized under the laws of the State of Delaware ("Solutions") and INSpire Claims Management, Inc., a corporation organized under the laws of the State of Texas ("Management" and, together with Solutions, "INSpire").

         Solutions and Management have each filed petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"), such petitions jointly administered as Bankruptcy Case No. 75-2595937; and

         CGI desires to make a proposal to purchase all or substantially all of the assets of INSpire in consideration of a certain cash payment and the assumption of certain specified liabilities of INSpire, as more fully described in this Letter; and

         INSpire desires to encourage CGI to make such proposal by making certain agreements more fully described in this Letter;

         In consideration of the foregoing and the mutual agreements of the parties set forth in this Letter, the parties to this Letter hereby agree as follows:

1. Structure of the Transaction. CGI's proposal is structured as a purchase of substantially all of the assets of INSpire and the assumption of certain specified liabilities of INSpire. Except for the liabilities and obligations specifically assumed by CGI, CGI will have no liability for any administrative, tax, priority, secured or unsecured claims against the bankruptcy estates of Solutions or Management or for any other liabilities or obligations. Such purchase of assets and assumption of liabilities will be made pursuant to a plan of reorganization or other appropriate order(s) of the Bankruptcy Court, in each case in form and substance satisfactory to CGI (such plan or order(s), a "Plan of Reorganization").

2. Negotiation in Good Faith. CGI and INSpire will negotiate in good faith to reach agreement on the terms and conditions of a mutually agreeable Asset Purchase Agreement (the "Definitive Agreement"). As soon as practicable, CGI's legal counsel will tender a proposed draft of Definitive Agreement for INSpire's review. Unless and until the Definitive Agreement is executed and delivered by CGI, CGI will have no obligation whatsoever to enter into any transaction with INSpire with respect to any matter, including the purchase of any assets and the assumption of any liabilities of INSpire. Subject to the parties' obligation to negotiate in good faith, no party will have any obligation to enter into a Definitive Agreement and each party may withhold, in its sole and absolute discretion, its agreement to any such Definitive Agreement.

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3.       Anticipated  Terms  of  Definitive  Agreement.  The  parties  currently anticipate that the Definitive Agreement will contain substantially the terms and conditions set forth in this Section 3. However, this Section 3 is not all inclusive and changes in such terms and conditions may be made as the parties to this Letter and their respective legal counsel deem necessary, prudent or desirable.

         (a) Purchased Assets. The Definitive Agreement will provide for the purchase by CGI of the business conducted by INSpire (the "Business"), the goodwill associated with the Business (the "Goodwill") and all of INSpire's right, title and interest in and to the assets related to, employed in or reasonably necessary for the conduct of the Business (the "Purchased Assets"). The Purchased Assets will include all of INSpire's
                  (i) real property and improvements thereon, (ii) equipment, inventory and other personal property, (iii) intellectual property, (iv) cash, cash equivalents, accounts receivable, prepaid expenses, tax credits and refunds, (v) rights under the Assumed Contracts (as defined below), (vi) claims, warranties, guarantees and similar intangible rights, (vii) rights under contracts, licenses, leases and permits, (viii) books, records and other documentary assets relating to the Business and (ix) other assets specifically identified on a schedule to be attached to the Definitive Agreement. The Purchased Assets will also include any claims that INSpire may have, whether pursuant to Chapter 5 of the Bankruptcy Code or otherwise, against certain key employees, customers or vendors of the Business that are identified in the Definitive Agreement. The Purchased Assets will not include certain assets specifically identified in the Definitive Agreement, including without limitation, prepaid expenses relating to D&O insurance, certain specified tax refunds, claims that INSpire may have under Chapter 5 of the Bankruptcy Code (except those described above as Purchased Assets) and other specified causes of actions that INSpire may presently have.


         (b) Consideration. The aggregate consideration to be given by CGI for the Business, the Goodwill and the Purchased Assets will be (i) the payment by CGI, in cash, of $8,200,000 (the "Cash Purchase Price"), adjusted as set forth herein, and (ii) the assumption by CGI of certain liabilities and obligations of INSpire relating to the Purchased Assets and specifically identified in the Definitive Agreement; provided, however, that the aggregate liability to be assumed by CGI pursuant to all such assumed liabilities will not exceed $14,000,000. Subject to such proviso, the assumed liabilities will include, to the extent specifically identified in the Definitive Agreement, (A) performance and payment obligations under the Assumed Contracts, (B) liabilities for unearned revenue related to Assumed Contracts as reflected in the financial statements of the Business, (C) liabilities for accrued property and sales taxes, (D) to the extent permitted by applicable bankruptcy law, pre-petition obligations for accrued payroll and compensation and deferred compensation owed to employees of the Business and other pre-petition liabilities and obligations (including accounts payable) incurred by INSpire in the ordinary course of business and (E) post-petition liabilities and

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


         (c) obligations incurred by INSpire in the ordinary course of business. Any liability or obligation of INSpire not specifically assumed by CGI in the Definitive Agreement will be retained by INSpire, including without limitation certain particular liabilities identified in the Definitive Agreement (e.g., liabilities related to indebtedness for borrowed money, disputed services under contracts, the Sul America claim, the Lockheed claim or terminated services or office closures).

         (d)      Cash Purchase Price Adjustment.

                  (i) The amount of the Cash Purchase Price is based on the assumption that the "Net Asset Value" (as further described in Section 3(c)(iv) below) will be equal to $7,000,000 (the "Assumed Net Asset Value").

                  (ii) Seven business days prior to the closing, INSpire will deliver to CGI a revised estimate of the Net Asset Value (the "Estimated Net Asset Value"). Such estimate will be subject to the approval of CGI's financial advisors. The Cash Purchase Price payable at closing will be adjusted (upward or downward, as appropriate) by the amount by which the Estimated Net Asset Value (as approved) differs from the Assumed Net Asset Value; provided, however, that no adjustment will be made to the extent that the Estimated Net Asset Value exceeds $8,400,000.

                  (iii) Within thirty business days following the closing, CGI will have the right to audit the books and records of INSpire to determine the actual Net Asset Value (the "Actual Net Asset Value"). CGI will be entitled to withdraw from the Escrow Account (as defined below) the amount by which the Estimated Net Asset Value (or $8,400,000, if less) exceeds the Actual Net Asset Value. INSpire will have the right to review CGI's determination of the Actual Net Asset Value and any dispute relating thereto will be resolved, by an independent certified public accounting firm, whose fees will be paid by the party not substantially prevailing in the dispute.

                  (iv) Net Asset Value will be calculated by subtracting the value of all liabilities assumed by CGI pursuant to the Definitive Agreement from the value of the Purchased Assets, all such values to be calculated as of the date of closing. A schedule to the Definitive Agreement will set forth an example of the calculation of Net Asset Value (including the manner in which each type or class of assets and liabilities will be valued) and the determination of Estimated Net Asset Value and Actual Net Asset Value will be made on a basis consistent with such schedule. This schedule will be prepared by the parties in the course of CGI's due diligence investigation of INSpire.

         (e) Escrow Holdback. Twenty-five percent (25%) of the Cash Purchase Price will be deposited by CGI into an account (the "Escrow Account") with an escrow agent selected by CGI but

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

                  reasonably acceptable to INSpire. For nine (9) months following the closing date, CGI will be entitled to draw upon the Escrow Account for satisfaction of (i) the post-closing Net Asset Value adjustment described in Section 3(c)(iii),
                  (ii) any damages suffered by CGI or its related parties relating to breaches by INSpire of its representations, warranties and covenants and (iii) any damages suffered by CGI or its related parties relating to any liability or obligation not expressly assumed by CGI pursuant to the Definitive Agreement. After the one year anniversary of the closing date, any monies remaining in the Escrow Account and not subject to any outstanding claim by CGI will be paid by the escrow agent to or for the benefit of INSpire.

         (f)      Representations,  Warranties  and  Covenants.  The  Definitive
                  Agreement will contain representations, warranties and covenants of the parties customary in an asset purchase transaction of like size and subject matter, including without limitation, (i) representations and warranties relating to enforceability, INSpire's financial statements and liabilities, the Purchased Assets and the state of the Business and (ii) covenants relating to the conduct of the Business in the ordinary course prior to closing and certain actions to be taken with respect to INSpire's bankruptcy case.

         (g) Plan of Reorganization. The Definitive Agreement will contain covenants of INSpire relating to the preparation, filing, and confirmation of the Plan of Reorganization, including without limitation, (i) the preparation and filing with the Bankruptcy Court of a Disclosure Statement and proposed Plan of Reorganization (providing for the consummation of the transactions contemplated by the. Definitive Agreement) promptly following the execution of the Definitive Agreement,
                  (ii) the opportunity of CGI to review and comment on the proposed form of the Plan of Reorganization and other filings with the Bankruptcy Court relating thereto prior to filing,
                  (iii) the terms and provisions of the proposed Plan of Reorganization, as they relate to the Definitive Agreement, the Purchased Assets, the Assumed Contracts, the Business and/or the liabilities proposed to be assumed by CGI, being reasonably satisfactory to CGI, (iv) the making of no modifications, amendments, additions or other changes to the terms and provisions of the proposed Plan of Reorganization, as they relate to the Definitive Agreement, the Purchased
                  Assets, the Assumed Contracts, the Business and/or the liabilities proposed to be assumed by CGI, without the prior written consent of CGI, such consent to not be unreasonably withheld and (v) the use by INSpire of its best efforts to cause (A) the Disclosure Statement to be approved by the Bankruptcy Court, (B) the creditors of INSpire and other interest-holders to vote for confirmation of the Plan of Reorganization and (C) the Bankruptcy Court to confirm the Plan of Reorganization.

         (h) Acceptance and Rejection of Contracts by INSpire. All INSpire leases and executory contracts that CGI desires to assume pursuant to the Definitive Agreement (the "Assumed Contracts")

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

                 will be assigned to, and assumed by, CGI pursuant to the Plan of Reorganization. All cure costs associated with such Assumed Contracts will be paid by CGI and identified as an assumed liability on the appropriate schedule to the Definitive Agreement. INSpire will file motions with the Bankruptcy Court to reject all of its other leases and executory contracts (the "Rejected Contracts").

         (i)      Employees.  It is contemplated  that the employees of INSpire, as of  the  closing,  will  be  offered  employment  with  CGI following the closing date. CGI will request that the employees apply for continued employment, and will evaluate each applicant in accordance with its standard hiring procedures. CGI anticipates that such applicants will be given offers of employment in accordance with CGI's standard employment policies. It is also contemplated that salary, bonus and employee benefits for each person who accepts such an offer of continued employment by CGI will be on substantially the same terms and conditions as their current employment, but CGI reserves the right, in its sole discretion, to refuse to employ and to make adjustments to salary, bonus or benefits, as CGI deems necessary on a case-by-case basis. CGI will attempt to continue insurance coverage without interruption and to give credit for service at their current employer for purposes of vacation, sick leave and 401(k) benefits.

         (j) Management Employees. CGI anticipates entering into employment agreements with current INSpire management employees on mutually acceptable terms and conditions, including agreements not to compete with CGI and its affiliates during their employment and for a three-year period thereafter.

         (k) Liability for Pre-Closing Obligations to Employees. Except as otherwise specifically provided in the Definitive Agreement, CGI will not assume any liability of INSpire for salary, bonus or employee benefits owing to any INSpire employee relating to any period prior to the closing date, except that each person who accepts an offer of continued employment with CGI will be given full credit for prior service with INSpire with respect to future vacation, sick and personal days as well as for all current accrued and unused vacation, sick and personal days.

         (l) Conditions to Closing. The obligation of CGI to consummate the transactions contemplated by the Definitive Agreement will be subject to certain conditions, including without limitation,
                  (i) satisfactory conclusion of due diligence by CGI (such due diligence to be completed within thirty (30) days of the execution of the Definitive Agreement), (ii) the absence of any material adverse change in the Business prior to the closing date, (iii) the approval of the Board of Directors of CGI, (iv) the Estimated Net Asset Value (as approved by CGI's financial advisors) being no less than $5,600,000, (v) the receipt of all consents and regulatory approvals required to consummate the purchase of the Purchased Assets and the assumption of the Assumed Contracts by CGI (including consents

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

                  required to transfer intellectual property), (vi) the employment by CGI of employees of the Business (including all key employees) that are reasonably necessary for the conduct of the Business following the closing on terms and conditions that are mutually satisfactory to such employees and CGI,
                  (vii) the confirmation of the Plan of Reorganization by the Bankruptcy Court and the entry of such other orders by the Bankruptcy Court as CGI may deem necessary or advisable to consummate the transactions contemplated by the Definitive Agreement, (viii) the entry of the Buyer Protection Order (as defined in Section 4) by the Bankruptcy Court; (ix) the assumption by CGI of customer contracts of INSpire that will, under their terms, generate gross revenues of at least
                  $28,700,000 during the twelve-month period immediately following the closing date and (x) the Bankruptcy Court entering an order approving the rejection of the Rejected Contracts, such order to be in form and substance acceptable to CGI. The obligation of CGI to consummate the transactions contemplated by the Definitive Agreement will not be subject to any financing contingency and CGI does not anticipate the need to obtain any regulatory approvals, other than the confirmation of the Plan of Reorganization and other approvals required from the Bankruptcy Court.

         (m) Termination. CGI will have the right to terminate the Definitive Agreement if, among other things, (i) the Buyer Protection Order is not entered by the Bankruptcy Court within thirty (30) calendar days of the execution of the Definitive Agreement, (ii) the Bankruptcy Court does not confirm the Plan of Reorganization on or before October 31, 2002, (iii) the consummation of the transactions contemplated by the Definitive Agreement does not occur on or before November 15, 2002, (iv) any of the information provided to CGI in connection with its due diligence investigation adversely affects CGI's valuation of the Business or (v) CGI determines that the provision of information to any third party may adversely affect the ability of CGI to competitively conduct the Business following the closing.

         (n) Transfer Taxes. INSpire will be responsible for all transfer, sales, use, gains, excise and similar taxes incurred in connection with the transfer of the Business, the Goodwill and the Purchased Assets.

         (o) Expenses. CGI and INSpire will be responsible for their respective fees and expenses incurred in connection with the Definitive Agreement, except as otherwise provided in the Buyer Protection Order.

4. Buyer Protection Order. Within three business days of the execution and delivery of this Letter, INSpire will file a motion requesting a prompt hearing before the Bankruptcy Court to establish by order of such court (the "Buyer Protection Order") the right of CGI to receive from INSpire a break-up fee if the closing of the transactions contemplated by the Definitive Agreement does not occur on or before November 15, 2002, other than due to the material fault of CGI. The break-up fee will be an amount equal to $325,000, and will be payable in immediately

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         available funds on or before November 18, 2002.  INSpirewill thereafter use its best efforts to obtain the entry by the Bankruptcy Court of the Buyer Protection Order.

5. Due Diligence. As soon as practicable, and from time to time prior to the closing of the Definitive Agreement, INSpire will permit CGI and its employees, legal counsel, accountants and other representatives to make such reasonable investigation of the properties, businesses and operations of INSpire and such examination of the books, records and financial condition of INSpire as it reasonably requests and to make extracts and copies of such books and records. Such investigation and examination will be conducted during regular business hours, under reasonable circumstances and upon reasonable prior notice to INSpire.

6. Ordinary Course. Prior to the closing of the Definitive Agreement, INSpire will conduct its business and affairs only in the ordinary course of business, except as otherwise approved in advance in writing by CGI or the Bankruptcy Court. Without limiting the foregoing, INSpire will operate the Business in a manner that will preserve the Business, the Purchased Assets and the Assumed Contracts, including by maintaining good business relationships with customers, vendors and others with whom INSpire does business. INSpire covenants that, prior to the closing of the Definitive Agreement, it will not take any action to assume or reject any contract, liability or obligation (including seeking Bankruptcy Court approval thereof) without the prior, written consent of CGI.


7.       Non-Solicitation.

         (a) Covenant. After the date of this Letter and before the first to occur of the execution of the Definitive Agreement or November 15, 2002, INSpire will not (and will not permit any of its directors, officers, employees, consultants, agents or representatives to), directly or indirectly, initiate, solicit or encourage any third party to make, or facilitate, entertain or discuss, or accept or enter into any agreement with respect to, any proposal for an Acquisition (as defined below). Notwithstanding the foregoing, this covenant will not prohibit INSpire from providing information about INSpire to any third party to the extent required for the directors and officers of INSpire to discharge their respective fiduciary duties under applicable law, if the following conditions are satisfied: (i) the information provided is requested by such thud party, (ii) a copy of all information provided to such third party is contemporaneously provided to CGI, (iii) the information does not include the terms and conditions of this Letter or the substance of any discussions between CGI, INSpire and their related parties relating to the transactions contemplated by this Letter, (iv) the third party is a qualified bidder, (v) the third party enters into a confidentiality agreement with INSpire no less restrictive than the Confidentiality Agreement (as defined below) and (vi) INSpire has not breached its obligations under this Section 7.


         (b) Notice of Proposals. Upon receiving any Acquisition proposal, INSpire will promptly notify CGI of such proposal (including the identity of the offeror and a complete and accurate

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                  description  of the material  terms  thereof),  and thereafter keep CGI informed, on a current basis, of the status and terms of such Acquisition proposal. INSpire will promptly (by hand delivery, fax and/or e-mail) provide CGI with a copy of all pleadings filed in connection with its bankruptcy.

         (c) "Acquisition" means (i) any merger, consolidation, share exchange or business combination involving Solutions and/or Management, (ii) any sale of 20% of more of the assets or profit- or revenue-generating capacity of Solutions and/or Management, (iii) any sale of 20% or more of the shares of capital stock (including, without limitation, by way of a tender offer) of Solutions and/or Management, (iv) any recapitalization of Solutions and/or Management (regardless of the form of transaction by which such recapitalization is accomplished and whether pursuant to a filing under the Bankruptcy Code or otherwise) or (v) any other similar transaction involving any third parry and Solutions and/or Management.

8. Confidentiality. The Confidentiality Agreement, dated as of February 18, 2002 (the "Confidentiality Agreement"), by and between CGI Information Systems and Management Consultants, Inc. and Solutions will remain in full force and effect. This Letter, the discussions of the parties related to this Letter and/or the Definitive Agreement and all information provided pursuant to Section 5 in each case whether oral or written, will be deemed confidential information subject to the Confidentiality Agreement.

9. Binding Effect. Section 1 through Section 3, inclusive, of this Letter of Intent is provided for discussion purposes only, is non-binding and does not constitute an offer by CGI to purchase the Purchased Assets or an agreement of CGI to enter into any other transaction with INSpire. No party will have any obligation with respect to any such purchase or transaction unless a Definitive Agreement is executed by the parties and only as provided therein. Section 4 through Section 15, inclusive, of this Letter will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Letter will create or be deemed to create any third party beneficiary rights in any person or entity not party to this Letter.

10. Assignment. No assignment of this Letter or of any rights or obligations under this Letter may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties to this Letter and any attempted assignment without such required consents will be void; provided, however, that CGI may assign to one or more of its affiliates any or all of its rights and obligations under this Letter without the prior written consent of any other party.

11. Specific Performance. CGI and INSpire each acknowledge and agree that the breach of any binding provision of this Letter would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law. Therefore, the binding obligations of each of CGI and INSpire under this Letter will be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, however, will be cumulative and not exclusive and will be in addition to any other remedies that any party may have under this Letter or otherwise.

12. GOVERNING LAW. THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

13. Dispute Resolution. Any dispute that may arise between the parties to this Letter relating to the subject matter of this Letter will be finally resolved in the Bankruptcy Court and each party consents to the exclusive jurisdiction of such courts.

14. Duration of Offer. This Letter may be accepted by INSpire at any time prior to 5:00 p.m., Central Daylight Time, on Friday, August 2, 2002. If this Letter is not executed by 1NSpire prior to such time, this Letter will thereafter be null and void and of no force and effect whatsoever.

15.      Counterparts.   This   Letter  may  be   executed   in  any  number  of
         counterparts, each of which, will be deemed an original, but all of which together will constitute one and the same instrument.

This Letter of Intent is agreed and acknowledged as of the date first written above by:

CGI Group, Inc.


/s/ Michael Roach
--------------------------------------
By:  Michael Roach
Title:  President and Chief Operating
        Officer




INSpire Insurance Solutions, Inc.


/s/ Richard J. Marxen
--------------------------------------
By:  Richard J. Marxen
Title:  President




INSpire Claims Management, Inc.


/s/ Richard J. Marxen
-------------------------------------
By:  Richard J. Marxen
Title:  President





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